Exhibit 107.1

Form S-8

(Form Type)

BRINKER INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.10 par value per share, to be issued under the Brinker International, Inc. 1999 Stock Option and Incentive Plan for Non-Employee Directors and Consultants(1)	457(c) and (h)	350,000(1)	$39.09(2)	$13,681,500.00(2)	$110.20 per $1,000,000	$1,507.70

Total Offering Amounts					$13,681,500.00		$1,507.70

Total Fee Offsets							$0.00

Net Fee Due							$1,507.70

(1)

Consists of shares of common stock, par value $0.10 (“Common Stock”) of Brinker International, Inc. issuable or that may be purchased pursuant to the terms of the Brinker International, Inc. 1999 Stock Option and Incentive Plan for Non-Employee Directors and Consultants. Pursuant to Rule 416 of the Securities Act, this Registration Statement also covers such additional indeterminate number of shares as may be offered or issued to prevent dilution resulting from any stock splits, stock dividends, recapitalizations or similar transactions affecting the Common Stock.

(2)

Estimated solely for purposes of calculating the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act, on the basis of the average of the high and low sale prices of the shares of Common Stock on the New York Stock Exchange on February 1, 2023, within five business days prior to filing.